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                                                                       EXHIBIT 2

FOR IMMEDIATE RELEASE:                     COMPANY CONTACT:
                                           Anthony Sebro, CFO
                                           301-596-0678


                     NOVATEK INTERNATIONAL TO FILE AMENDED
                          QUARTERLY REPORTS WITH SEC

Columbia, Maryland, October 18, 1996; NOVATEK INTERNATIONAL, INC. (NASDAQ:NVTK) announced today that on March 5, 1996, a merger was effected between Medical Products Inc. (MPI) and Novatek International Inc. An accounting analysis of the transaction was recently completed, and management now believes that the merger was originally accounted for incorrectly. Management attributes this error to the complexity of the transaction, as well as to the complexity of accounting rules governing such mergers. Accounting procedures require that although Novatek is the surviving corporation, MPI is the acquirer for accounting purposes, because the former MPI stockholders received the larger portion of the common stockholder interests and voting rights than those retained by the pre-merger Novatek stockholders. This type of merger should have been characterized as a reverse acquisition.

As a result of this accounting treatment, the assets and liabilities of Novatek acquired in the transaction will be recorded by MPI at their fair values as of March 5, 1996. MPI will be recapitalized for accounting purposes to reflect the authorized stock of the surviving entity. Because management intends to dispose of the construction business operated by pre-merger Novatek, goodwill recorded as a result of the new accounting will most likely be written off as of the merger date. Management estimates that this write-off could be as high as $30 million.

Novatek has engaged an accounting firm to assist management in completing this analysis, and to advise on the necessary adjustments to its books and records.

In light of this, Novatek's reporting of the merger on Sec Form 8-K, as well as its March 31, 1996 and June 30, 1996 quarter reports on Form 10-QSB, will need to be amended. Management believes that the accounting will be corrected so that the September 30, 1996 Financial Report and Form 10-QSB, will reflect the new, corrected account treatment.

We expect the corrected SEC reports as well as the September 30, 1996 report will be made public on or before November 14, 1996.

The company also announced that it will issue shortly a comprehensive response to the errors and allegations made by and printed in the October 14, 1996 article that appeared in Barrons.